Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Identive Group, Inc. for the resale of up to 8,195,252 shares of the common stock and to the incorporation by reference therein of our report dated August 6, 2010, with respect to the financial statements and notes of Multicard GmbH for the six month period ended June 30, 2008 included in the Current Report (Form 8-K/A) of Identive Group, Inc. filed with the Securities and Exchange Commission on August 6, 2010.

/s/ Ernst & Young Ltd

December 13, 2010